EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 20, 1998 appearing on page 51 of Battle Mountain Gold Company's Annual Report on Form 10-K for the year ended December 31, 1997. We consent to the incorporation by reference in this Registration Statement of Battle Mountain Gold Company on Form S-3 and the related prospectus of our report dated March 17, 1998, on our audit of the financial statements of Lihir Gold Limited as of December 31, 1997, and for the year then ended, which report is included in Form 10-K/A for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."


                                          /s/ PRICEWATERHOUSECOOPERS LLP
                                              PRICEWATERHOUSECOOPERS LLP
Houston, Texas
October 2, 1998